EXHIBIT 99.1

NEWS RELEASE	For Further Information Contact:
News 18.03	Investor Relations: 281-504-4000
Email: info@harkenenergy.com
www.harkenenergy.com

For Immediate Release

HARKEN ANNOUNCES FINANCIAL RESULTS FOR

QUARTER ENDED JUNE 30, 2003

Houston, Texas (August 14, 2003) – Harken Energy Corporation (“Harken”) (AMEX: “HEC”) announced today its financial results for the three months and six months ended June 30, 2003.

	Quarter Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Total Revenues	$7,712,000	$6,685,000	$13,204,000	$14,095,000
Oil and Gas Operating Expenses	2,393,000	2,537,000	4,713,000	4,564,000

Gross Profit from Operations	5,319,000	4,148,000	8,491,000	9,531,000
Net Income (Loss) before Cumulative Effect of Change in Accounting Principle	(2,350,000)	(400,000)	(5,906,000)	2,261,000
Net Income (Loss)	(2,350,000)	(400,000)	(5,906,000)	1,448,000
Net Loss Attributed to Common Stock	(3,420,000)	(1,410,000)	(8,021,000)	(548,000)
Basic Net Loss per Common Share	(0.16)	(0.01)	(0.40)	(0.01)
Basic Weighted Average Shares Outstanding	20,968,751	108,460,068	19,608,768	72,810,323

Harken’s net income for the six months ended June 30, 2003 includes a gain of approximately $5.3 million from the repurchases and exchanges of 5% European Notes during the period. Included in net income for the six months ended June 30, 2003, was a charge of $813,000 for the cumulative effect of the change in accounting principle in accordance with FASB Statement No. 143, “Accounting for Asset Retirement Obligations.”

Certain statements in this news release regarding future expectations and plans for oil and gas exploration, development and production may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various uncertainties, variables, and other risks as discussed in detail in the Company’s SEC filings, including the Annual Report on Form 10-K. Actual results may vary materially.